EXHIBIT 99.1

12/19/09

Lewis,

My heart tells me it is time to give up my seat on the Cadence board. The only strategic option recently explored that I thought would be good for the stockholders was to sell the bank. Now that we know a sale is not going to happen anytime soon, I believe it right and appropriate that I vacate my seat.

I considered it an honor to be asked to serve on the board and have reservations about leaving some of my best friends at such a dark hour. However, I am firmly convinced that for me to move on is the right thing to do for Joann, my friendships and me.

/s/  Jimmy Graham